Exhibit 3.5


                         CERTIFICATE OF AMENDMENT OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                               HOMEFED CORPORATION


    Under Section 242 of the General Corporation Law of the State of Delaware

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, HOMEFED CORPORATION does hereby certify:

1. The name of the corporation is HOMEFED CORPORATION (the "Corporation").

2. This Certificate of Amendment amends the provisions of the Corporation's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation").

3. The Restated Certificate of Incorporation is hereby amended as follows:

A. The first paragraph of Article 4 of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

         "Article 4:

         1. The total number of shares of stock that this corporation shall have authority to issue is twenty-eight million 28,000,000, of which 25,000,000 shall be common stock, par value $.01 per share, and 3,000,000 shall be preferred stock, par value $.01 per share, in each case with limited transferability as described in part B of this
         Article 4. The preferred stock may be issued in one or more series, from time to time, with each such series to consist of such number of shares and to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of this corporation, and the Board of Directors is hereby expressly vested with authority, to the full extent now or hereafter provided by law, to adopt any such resolution or resolutions. Issuance of authorized stock by this corporation shall be limited as described in part A of this Article 4.

         2. Subject to the provisions of applicable law or of the by-laws of this corporation with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of preferred stock, the holders of outstanding shares of common stock shall exclusively possess the voting power for the election of directors and for all other purposes, each holder of record of shares of common stock being entitled to one vote for each share of common stock standing in his name on the books of this corporation."

B. Immediately prior to Article 5, the following Article 4A shall be inserted into the Restated Certificate of Incorporation:

         "Article 4A

                           Without regard to any other provision of this Restated Certificate of Incorporation, each one (1) share of common stock, par value $.01 per share, of this corporation, either issued and outstanding or held by the corporation as treasury stock, immediately prior to the time this amendment becomes effective, shall, upon this amendment becoming effective, be automatically reclassified and changed (without any further act) into one-two-hundred-and-fiftieth (1/250th) of a fully-paid and nonassessable share of common stock, par value $.01 per share, of this corporation, provided that no fractional shares shall be issued to any holder of fewer than 250 shares of common stock of this corporation immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, this corporation shall arrange for the disposition of fractional interests by those entitled thereto, by the mechanism of having the transfer agent of this corporation aggregate such fractional interests and sell shares of common stock in respect thereof and distribute the net proceeds received from the sale among the holders of the fractional interests as their respective interests appear."

B. In all other respects, the Restated Certificate of Incorporation shall remain unchanged.

4. The foregoing amendments to the Restated Certificate of Incorporation were duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

5. This Certificate of Amendment of the Restated Certificate of Incorporation will become effective at 6:00 am, eastern time, on July 14, 2003.

                  IN WITNESS WHEREOF, this corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 10th day of July, 2003.



HOMEFED CORPORATION

By: /s/ Paul J. Borden
    ----------------------
    Name: Paul J. Borden
    Title: President